UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2015

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2015, The Goodyear Tire & Rubber Company (the "Company") and its wholly-owned subsidiary, Goodyear Dunlop Tires Europe B.V. ("GDTE"), entered into a purchase agreement with Deutsche Bank AG, London Branch, as representative of the several initial purchasers named therein, for the issuance and sale by GDTE of €250,000,000 in aggregate principal amount of its 3.75% Senior Notes due 2023 (the "Notes"). The Notes are guaranteed by the Company and certain of its wholly-owned U.S. and Canadian subsidiaries that also guarantee its obligations under certain of its senior secured credit facilities and senior unsecured notes (the "Subsidiary Guarantors"). The Notes were offered in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The offering and sale of the Notes were not registered under the Securities Act, and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements. GDTE has applied, through a listing agent, for listing of the Notes on the Official List of the Luxembourg Stock Exchange and admission of the Notes to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

The Notes were issued on December 15, 2015 pursuant to the Indenture, dated as of December 15, 2015 (the "Indenture"), among GDTE, the Company, the Subsidiary Guarantors, Deutsche Trustee Company Limited, as trustee (the "Trustee"), Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and Luxembourg paying agent and transfer agent. The Notes are unsecured senior obligations of GDTE and rank equally in right of payment with all of GDTE’s other unsecured senior obligations. The guarantees are the unsecured senior obligations of the Company and the Subsidiary Guarantors and rank equally in right of payment with all of their respective other unsecured senior obligations. Certain of the Company’s subsidiaries that do not currently guarantee the Notes will be required to guarantee the Notes in the future in the event they guarantee certain specified capital markets indebtedness of GDTE.

Interest is payable on the Notes on June 15 and December 15 of each year, beginning on June 15, 2016. The Notes will mature on December 15, 2023. GDTE may redeem the Notes, in whole or in part, at any time on or after December 15, 2018 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest to the redemption date. Prior to December 15, 2018, GDTE may redeem the Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium set forth in the Indenture, plus accrued and unpaid interest to the redemption date. In addition, prior to December 15, 2018, GDTE may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at the redemption price set forth in the Indenture, plus accrued and unpaid interest to the redemption date. In the event of a change of control, holders of the Notes will have the right, subject to certain conditions specified in the Indenture, to cause GDTE to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. If certain changes in the law of any relevant taxing jurisdiction, as specified in the Indenture, become effective that would impose withholding taxes or other deductions on the payments on the Notes, GDTE may redeem the Notes in whole, but not in part, at any time, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest to the redemption date.

The terms of the Indenture, among other things, limit the ability of the Company and certain of its subsidiaries, including GDTE, to (i) incur additional indebtedness or issue redeemable preferred stock, (ii) pay dividends, make distributions in respect of the Company’s capital stock or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of the Company’s subsidiaries to pay dividends or to make other payments to the Company, (vi) enter into transactions with the Company’s affiliates, (vii) enter into sale/leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of important exceptions and qualifications. For example, if the Notes are assigned an investment grade rating by at least two of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Inc., and no default has occurred and is continuing, certain covenants will be suspended and the Company may elect to suspend the subsidiary guarantees.

The Indenture provides for customary events of default that include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest, breach of covenants or other agreements in the Indenture, defaults in or failure to pay certain other indebtedness or certain judgments, and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

December 15, 2015	By:	David L. Bialosky

Name: David L. Bialosky
Title: Senior Vice President, General Counsel and Secretary